EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                   (In thousands, except per share amounts)

                                          Three Months Ended  Nine Months Ended
                                             September 30,     September 30,
Primary Earnings per Common Share            1995     1994     1995      1994
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Net earnings                               $20,537  $18,086  $59,233   $56,782
Effect of preferred stock dividends         (1,213)    (980)  (3,648)   (3,413)
                                           -------  -------  -------   -------
Net earnings available to
  common shareholders                      $19,324  $17,106  $55,585   $53,369
                                           =======  =======  =======   =======

Average Common Shares outstanding           27,701   27,783   27,750    27,903
Common stock equivalents                       158      212      165       232
                                           -------  -------  -------   -------
Average number of Common Shares - primary   27,859   27,995   27,915    28,135
                                           =======  =======  =======   =======


Primary earnings per Common Share            $0.69    $0.61    $1.99     $1.90
                                           =======  =======  =======   =======


Fully Diluted Earnings per Common Share
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Net earnings                               $20,537  $18,086  $59,233   $56,782
Effect of ESOP charge to operations
  assuming conversion of Series A ESOP
  Convertible Preferred Shares                (510)    (480)  (1,564)   (1,533)
                                           -------  -------  -------   -------

Net earnings available to
  common shareholders                      $20,027  $17,606  $57,669   $55,249
                                           =======  =======  =======   =======


Average Common Shares outstanding           27,701   27,783   27,750    27,903
Common stock equivalents                       158      234      175       242
Assumed conversion of Series A ESOP
  Convertible Preferred Shares               2,735    2,791    2,753     2,771
                                           -------  -------  -------   -------
Average number of Common Shares -
  fully diluted                             30,594   30,808   30,678    30,916
                                           =======  =======  =======   =======


Fully diluted earnings per Common Share      $0.65    $0.57    $1.88     $1.79
                                           =======  =======  =======   =======


Common stock equivalents reflect the assumed exercise of dilutive employees' stock options using the treasury stock method.